Exhibit 15.7

September 27, 2023

Greenfire Resources Operating Corporation

2300, 639 – 5th Avenue SW

Calgary, Alberta

Canada T2P 0M9

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use and reference to our name in the Shell Company Report on Form 20-F of Greenfire Resources Operating Corporation, filed with the United States Securities and Exchange Commission on September 25, 2023, and any amendments thereto (the “Shell Company Report”), and to the filing of our reports auditing Greenfire Resources Operating Corporation’s oil and gas reserves data entitled as the following.

a.	“Greenfire Resources Operating Corporation Hangingstone Properties, Evaluation of Bitumen Reserves, Based on Constant Prices and Costs, As of December 31, 2022”, dated May 25, 2023 –using 2022 SEC Constant Prices

b.	“Greenfire Resources Operating Corporation Hangingstone Properties, Evaluation of Bitumen Reserves, Based on Constant Prices and Costs, As of December 31, 2021”, dated May 29, 2023. -2021 SEC Constant Prices

c.	“Greenfire Resources Operating Corporation Hangingstone Properties, Evaluation of Bitumen Reserves, Based on Forecast Prices and Costs, As of December 31, 2022”, dated March 8, 2023 - ” using January 2023 Consultant Average Pricing

Such reports, are collectively referred to as the “Technical Report” as exhibits to the Shell Company Report and the use of information derived from the Reports in the Shell Company Report.

Yours truly,

McDaniel & Associates Consultants Ltd.

/s/ “Jared Wynveen”
Jared W. B. Wynveen, P.Eng.

Executive Vice President

Calgary, Alberta

2000, Eighth Avenue Place, East Tower, 525 – 8 Avenue SW, Calgary, AB, T2P 1G1 Tel: (403) 262-5506 www.mcdan.com